EX 99.28(d)(1)(vii)

Amendment to
JNL/AQR Managed Futures Strategy Fund Ltd.
Investment Advisory Agreement
Between Jackson National Asset Management, LLC and
JNL/AQR Managed Futures Strategy Fund Ltd.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund, a series of the  JNL Series Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended;

Whereas, the Adviser and the Company entered into an Investment Advisory and Management Agreement effective as of the 10th day of June, 2011 (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services to the Company.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 8. “Duration and Termination”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 8. “Duration and Termination” in its entirety, and replace it with the following:

8. Duration and Termination

This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it, and unless sooner terminated as provided herein, will continue in effect for two years from the date of its execution.  Thereafter, if not terminated, this Agreement shall continue in effect through June 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days’ written notice by the Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement

In Witness Whereof, the Company, and the Adviser have caused this Amendment to be executed as of June 26, 2013, effective as of May 30, 2013.

JNL/AQR Managed Futures Strategy Fund Ltd.
Attest:
/s/ Kristen K. Leeman	By:	/s/ Daniel W. Koors
Daniel W. Koors
	Title:	Director, Vice President, Chief Financial Officer, and Treasurer

Jackson National Asset Management, LLC
Attest:
/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Mark D. Nerud
	Title:	President and Chief Executive Officer